EXHIBIT 11
                    HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES
                     NET INCOME PER COMMON EQUIVALENT SHARES
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
                                                                      THREE MONTHS ENDED JUNE 30,         SIX MONTHS ENDED JUNE 30,
                                                                      ----------------------------       ---------------------------
                                                                          1996             1995             1996             1995
                                                                       ----------       ----------       ----------       ----------
Net income .....................................................       $1,175,411       $  676,122       $2,146,697       $1,378,805
                                                                       ==========       ==========       ==========       ==========
Shares:
   Weighted average common shares issued .......................        3,018,983        3,017,812        3,018,983        3,017,812
   Assuming exercise of options, reduced by the
     number of common shares which could have
     been purchased with the proceeds from
     exercised of such options .................................          233,468          254,239          233,468          254,239
   Assuming conversion of Series A preferred
   stocks ......................................................        2,000,000        2,000,000        2,000,000        2,000,000
   Assuming conversion of Series B preferred
   stocks ......................................................        1,339,298        1,339,298        1,339,298        1,339,298
                                                                       ----------       ----------       ----------       ----------
   Weighted average number of common shares

     outstanding, as adjusted ..................................        6,591,749        6,611,349        6,591,749        6,611,349
                                                                       ==========       ==========       ==========       ==========

Net income per common share ....................................       $     0.18       $     0.10       $     0.33       $     0.21
                                                                       ==========       ==========       ==========       ==========
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